AMENDMENT #2 TO
CARL W. GERST, JR. EMPLOYMENT AGREEMENT

This is Amendment #2 to the Employment Agreement (“Agreement”) entered into between Anaren, Inc. (“Employer”) and Carl W. Gerst, Jr. (“Employee” or “Mr. Gerst”) dated February 14, 2004.

RECITALS

1. Amendment #1 to Mr. Gerst’s Employment Agreement terminates on June 30, 2008, after which it will have no force or effect.

2. Mr. Gerst has expressed his interest in remaining employed as a regular full time employee through June 30, 2009, but desires to work on a reduced hour basis.

3. The Company desires to retain the services of Mr. Gerst through June 30, 2009.

4. The Compensation Committee of Anaren’s Board of Directors recommended, and the Board unanimously approved at its May 14, 2008 regular meeting, that the Company amend Mr. Gerst’s Agreement to provide, among other provisions, for his continued employment through and including June 30, 2009.

TERMS

In consideration of the mutual covenants and representations contained herein, and other valuable and good consideration, receipt of which is acknowledged, the parties agree as follows:

1. Paragraph 1(a) of Mr. Gerst’s Employment Agreement is hereby amended so that the Agreement continues through and including June 30, 2009, subject to the termination provisions provided in his Agreement.

2. Paragraph 1(b) of the Agreement is hereby amended to provide Mr. Gerst a Base Salary of $187,500, in consideration of a reduced work schedule of approximately 30 hours per week.

3. Paragraph 1(c) of the Agreement is hereby amended to provide for payment of Severance Compensation to Mr. Gerst over a period of time mutually agreeable to Mr. Gerst and the Company, beginning on or after January 1, 2009. To avoid doubt, the Company will pay Mr. Gerst Severance Compensation equal to the amount required by Paragraph 1(c) of the Agreement ($750,000 paid in thirty-six (36) equal monthly installments present valued using a discount rate of 6.1%), plus appropriate interest commensurate with the actual agreed upon time period over which the payments will be made. Upon full payment of the Severance Compensation to Mr. Gerst, or in the event of his death, to his spouse, the Company will have no further obligation to Mr. Gerst or his spouse pursuant to Paragraph 1(c). In all cases, the Company shall have no further obligation to pay Severance Compensation upon the death of both Mr. Gerst and his spouse.

4. Paragraph 3(b)(iv) is hereby amended to provide that in the event of Mr. Gerst’s death while this Amendment #2 is effective, his beneficiary will be entitled to life insurance proceeds equal to three times his Base Salary, reduced by an amount actuarially determined due to Mr. Gerst age.

5. All other terms of the 2004 Employment Agreement will remain in full force and effect except that Mr. Gerst, as long as he is actually employed, and notwithstanding the last section of Paragraph 1(c), will continue to be eligible to participate in any Employer provided fringe benefit plan.

ANAREN, INC.	EMPLOYEE

/s/ Lawrence A. Sala	/s/ Carl W. Gerst, Jr.
Lawrence A. Sala	Carl W. Gerst, Jr.
President and CEO

Dated: June 16, 2008	Dated: June 16, 2008